      Filed Pursuant to Rule 424(b)(3)
Registration No. 333-72346-01

Pricing Supplement No. 1 dated June 3, 2003

     This pricing supplement accompanies and supplements the prospectus, dated August 12, 2002, as supplemented by the prospectus supplements, dated November 14, 2002, May 22, 2003 and June 3, 2003.

     The purchase price of your shares will be $24.25 per share, not the $25.00 per share described in the prospectus. The liquidation preference of your shares will remain $25.00 per share and the dividend rate on your shares will be calculated against a value of $25.00 per share, the same as is described in the prospectus.